UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Date of Report (Date of earliest event reported):April 21, 2017

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware (State of Incorporation)	001-37613 (Commission File Number)	98-0513637 (IRS Employer Identification No.)

400 Poydras Street, Suite 2100, New Orleans, LA 70130
(Address of principal executive offices)  (Zip Code)

(972) 865-6192
(Registrant’s telephone number, including area code)

   16415 Addison Road, Suite 300, Addison, Texas 75001
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230. 405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section

Item 1.01	Entry into a Definitive Material Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)  In February 2016, the Company entered into a master services agreement with Making Sense, LLC pursuant to which Making Sense has provided services to the Company.  As of May 10, 2017, the Company was indebted to Making Sense in the amount of $694,557.  On June 12, 2017, the Company and Making Sense entered into a payment schedule agreement under which the Company acknowledged the validity of the indebtedness and which established a payment schedule.  The agreement also provides for Making Sense the option to receive equity in the Company in satisfaction of $400,000 of the indebtedness.

(b)  On August 7, 2017, the Company issued a series of convertible secured promissory notes amounting in the aggregate to $67,500, secured by a trade receivable from one of the Company’s customers.  The notes were issued to third party investors Brian Olson, David Gigstad, David Lapham, Lanette Bading, Philip Costa, and Wayne Sands.  The notes bear interest at the rate of 18% per annum, payable in shares of the Company’s common stock at the rate of $.05 per share.  At the option of the holder, the principal amount of the notes is convertible into shares of the Company’s common stock at the conversion rate of $.05 per share.  As of October 1, 2017, all of the notes had been paid in full.  No holder converted any portion of the principal amount of the notes.

(c)  On August 7, 2017, the Company issued to Lanette Bading an amended and restated promissory note in the face amount of $85,126.13, representing the balance due on the original promissory note in the amount of $300,000.  The note bears interest at an annual rate of 16.67% and matures on January 1, 2018.  At the option of the holder, the principal amount of the note is convertible into shares of the Company’s common stock at the conversion rate of $.05 per share.

(d)  On September 8, 2017, the Company issued a demand promissory note to Joseph R. Alosa, Sr. in the amount of $75,000.  The note bears interest at the rate of 5% per annum.  The note provides that there is a debtor-in-possession financing or other investment in the Company within the next 12 months, Mr. Alosa may elect to convert the indebtedness to participate in such financing or investment upon the same terms as the other co-investors.

(e)  On September 22, 2017, the Company issued to Thinkstream Acquisition, LLC a promissory note in the amount of $15,000, secured by a security interest in essentially all of the Company’s assets.  The note does not bear interest, other than interest following a default at the rate of 12% per annum.  The note matures on December 31, 2017.

(f)  On September 25, 2017, the Company issued to Thinkstream Acquisition, LLC a promissory note in the amount of $16,597.46, secured by a security interest in essentially all of the Company’s assets.  The note does not bear interest, other than interest following a default at the rate of 12% per annum.  The note matures on December 31, 2017.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on April 4, 2017, The NASDAQ Stock Market LLC (“Nasdaq”) notified the Company that the Nasdaq Hearings Panel had determined to delist the Company’s common stock, $0.0001 par value per share, from Nasdaq for inability to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing.  The delisting determination became final on May 19, 2017.  Nasdaq filed Form 25 with the Securities and Exchange Commission on July 21, 2017, reporting the delisting.

Item 4.01	Changes in Registrant’s Certifying Accountant

By letter dated August 31, 2017, Friedman LLP advised the Company of its resignation as the Company’s independent registered public accounting firm, effective immediately.

Friedman LLP had not issued an audit report on the Company’s consolidated financial statements.  There were no disagreements with Friedman LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there are no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Friedman LLP with a copy of the disclosures in this report as of the date hereof. The Company intends to file as an exhibit to an amendment to this report a copy of Friedman LLP’s letter to the SEC stating whether it agrees or disagrees with the statements made in this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  On July 21, 2017, the Board appointed Cesar Donofrio (age 43) as a member of the Board, effective as of that date.

There was no arrangement or understanding between Mr. Donofrio and any other person pursuant to which Mr. Donofrio was selected to serve as director.

Mr. Donofrio is a principal of Making Sense, LLC, a software development and servicing enterprise that he co-founded in 2006.  In 1999 he graduated with a engineer's degree in Information Systems from the Universidad Tecnológica Nacional in Buenos Aires, Argentina, and  in 2016 he completed the Stanford Entrepreneur Leaders Program at Stanford University Graduate School of Business. He has developed several successful software applications.  Since 2006 he has served as a board member of Nearshore Executive Alliance.

The information set forth above under Item 1.01/Item 2.03 (a), which describes a transaction between the Company and Making Sense, LLC, is incorporated by reference in response to Item 5.02.  There are no other related party transactions involving Mr. Donofrio that are reportable under Item 404(a) of Regulation S-K.

(b) Effective as of April 21, 2017, the Board appointed Michael Angle (age 32) as Chief Operating Officer.

Mr. Angle has served for the last four years as Chief Executive Officer of alqemyiQ Inc., a data analytics enterprise software solution for the consumer packaged goods market. In June 2013 Mr. Angle was successful in an overhaul of alqemyiQ and effectively turning the company back to profitably. Since 2008 Mr. Angle has been involved in the startup community founding and co-founding two startups. In addition Mr. Angle has been an investor, advisor, and board member to two additional startups, one of which has currently grown to eight locations in five states. Mr. Angle will be working at COPsync to bring processes and systems to departments creating needed efficiencies.

The Company and Mr. Angle have entered into an employment agreement, executed September 19, 2017, and effective as of April 21, 2017.  The agreement is for a term of three years, subject to earlier termination by the Company for cause.  The agreement provides for a base salary of $180,000 annually, payable during year one as $60,000 in cash and $120,000 in Company stock at a value of $.05 per share.  Under the agreement, Mr. Angle will be entitled to reimbursement of reasonable business and travel expenses, will be entitled to participate in regular and customary benefit plans provided to all employees, and will be entitled to participate in the Company’s long-term incentive plan.  In addition, Mr. Angle could qualify for incentive bonuses of up to $180,000 based on the Company’s achievement of performance objectives related to product sale and development and stock price, and a bonus based on a percentage reduction in the Company’s operating expenses.  If Mr. Angle’s employment is terminated within 12 months following a change in control, as defined in the agreement, he will be entitled to receive a severance payment equal to three times base salary, subject to his compliance with certain conditions related to non-competition and confidentiality.  The agreement also includes customary provisions on other topics such as indemnification, directors and officers insurance, vacation and sick leave, confidentiality, dispute resolution, and jurisdiction and venue.

There are no related party transactions involving Mr. Angle that are reportable under Item 404(a) of Regulation S-K.

(c) Effective as of July 28, 2017, the Board appointed Rodney Bienvenu (age 51) as Chief Executive Officer.  Mr. Bienvenu replaced Joseph R. Alosa, Sr., who until that date had been serving as interim Chief Executive Officer.

The Company and Mr. Bienvenu have entered into an employment agreement, executed September 19, 2017, and effective as of July 28, 2017.  The agreement is for a term of three years, subject to earlier termination by the Company for cause.  The agreement provides for a base salary of $400,000 annually, payable during year one as $60,000 in cash and $340,000 in restricted stock at a value of $.05 per share.  Under the agreement, Mr. Bienvenu will be entitled to reimbursement of reasonable business and travel expenses, will be entitled to participate in regular and customary benefit plans provided to all employees, and will be entitled to participate in the Company’s long-term incentive plan.  In addition, Mr. Bienvenu could earn stock option grants based on Company stock reaching specified stock price targets, with an exercise price equal to closing price on the date a target is achieved.  If Mr. Bienvenu’s employment is terminated within 12 months following a change in control, as defined in the agreement, he will be entitled to receive a severance payment equal to three times base salary, subject to his compliance with certain conditions related to non-competition and confidentiality.  The agreement also includes customary provisions on other topics such as indemnification, directors and officers insurance, vacation and sick leave, confidentiality, dispute resolution, and jurisdiction and venue.

(d) The Company and Chief Financial Officer Clint Mock have entered into an employment agreement, executed September 25, 2017, and effective as of June 13, 2017.  The agreement is for a term of three years, subject to earlier termination by the Company for cause.  The agreement provides for a base salary of $225,000 annually, payable during year one as $60,000 in cash and $165,000 in restricted stock at a value of $.05 per share.  Under the agreement, Mr. Mock will be entitled to reimbursement of reasonable business and travel expenses, will be entitled to participate in regular and customary benefit plans provided to all employees, and will be entitled to participate in the Company’s long-term incentive plan.  In addition, Mr. Mock could qualify for incentive bonuses of up to $225,000 based on the Company’s achievement of performance objectives related to regulatory compliance, stock price, and new investment.  If Mr. Mock’s employment is terminated within 12 months following a change in control, as defined in the agreement, he will be entitled to receive a severance payment equal to three times base salary, subject to his compliance with certain conditions related to non-competition and confidentiality.  The agreement also includes customary provisions on other topics such as indemnification, directors and officers insurance, vacation and sick leave, confidentiality, dispute resolution, and jurisdiction and venue.

Item 8.01	Other Events.

(a)  As of September 1, 2017, the Company resolved the previously disclosed investigation by the United States Department of Labor involving delayed and missed payrolls and wage and hour issues.  The Company agreed to pay an aggregate amount of approximately $340,700 in satisfaction of all delinquent wage obligations.

(b)  In October 2016, Pharr Economic Development Corporation II filed a complaint against the Company in the District Court of Hidalgo County, Texas.  The complaint seeks a monetary judgment from the Company of approximately $475,000.

(c)  On August 10, 2017, RJ Byrd Group, LLC filed a complaint against the Company in the District Court of Dallas County, Texas.  The complaint seeks a monetary judgment from the Company of approximately $41,380.

(d)  The Company and ThinkStream Acquisition, LCC d/b/a/ Koligik ("Kologik") have entered into a non-binding memorandum of understanding dated as of September 20, 2017, that sets forth the framework under which Kologik would be agreeable to acquiring the assets of the Company.  The memorandum of understanding contemplates that (1) Kologik would acquire the Company's debt held by Dominion Capital, LLC, (2) the company would file a bankruptcy case under Chapter 11 of the Bankruptcy Code, (3) the company and Kologik would enter into an asset purchase agreement whereby Kologik would acquire the assets of the company, subject to bankruptcy court procedures and approval under 11 U.S.C § 363, for consideration consisting of up to $1,300,000 in debt conversion, $600,000 in cash, and up to a 10% equity stake in Kologic, and (4) Kologik would provide debtor-in-possession financing of up to $300,000 under a revolving finance facility, subject to customary conditions.

The terms set forth in the memorandum of understanding are subject to definitive documentation and the execution of binding agreements, and to contingencies that must occur for the contemplated transactions to be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2017	COPsync, Inc. By: /s/ Rodney Bienvenu Name: Rodney Bienvenu Title: Chief Executive Officer